Exhibit 16.1

March 27, 2002

Mr. Charles J. Staab
Chief Financial Officer
Pennichuck Corporation
4 Water Street
P.O. Box 448
Nashua, NH 03061-0448

Dear Mr. Staab:

We have read Item 9 included in the Form 10-K for the year ended December 31, 2001 of Pennichuck Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP